Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the CAMP4 Therapeutics Corporation Amended and Restated 2016 Stock Option and Grant Plan, CAMP4 Therapeutics Corporation 2024 Equity Incentive Plan, and CAMP4 Therapeutics Corporation 2024 Employee Stock Purchase Plan of our report dated June 14, 2024, except for Note 15(a) as to which the date is September 26, 2024, and Note 15(b), as to which the date is October 7, 2024, with respect to the consolidated financial statements of CAMP4 Therapeutics Corporation included in the Registration Statement (Form S-1 No. 333-282241) and related Prospectus of CAMP4 Therapeutics Corporation filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

October 16, 2024